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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.


Exact name of registrant as specified in its charter:    Commission File Number:
-----------------------------------------------------    -----------------------

MIDLAND RESOURCES, INC.                                          0-18836




      550 WEST TEXAS AVENUE, SUITE 700, MIDLAND, TEXAS 79701 (915) 570-5045
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                 MIDLAND COMMON STOCK, PAR VALUE $.001 PER SHARE
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            (Title of each class of securities covered by this Form)

                                      NONE
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)       [X]          Rule 12h-3(b)(1)(ii)    [ ]
        Rule 12g-4(a)(1)(ii)      [ ]          Rule 12h-3(b)(2)(i)     [ ]
        Rule 12g-4(a)(2)(i)       [ ]          Rule 12h-3(b)(2)(ii)    [ ]
        Rule 12h-3(b)(1)(i)       [ ]          Rule 15d-6              [ ]

Approximate number of holders of record as of the certification or notice date:

               ONE
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Midland Resources, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:     October 29, 1998                   BY: /s/ C. Randall Hill
     --------------------------                  -------------------------------
                                                 C. Randall Hill, Chairman and
                                                 Chief Executive Officer